                                 EXHIBIT 12.2
                       PACIFIC GAS AND ELECTRIC COMPANY
                            A DEBTOR-IN-POSSESSION
                 COMPUTATION OF RATIOS OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS



                                                            Six months
                                                          ended June 30,         Year ended December 31,
                                                          --------------  ----------------------------------------
(dollars in millions)                                         2001         2000      1999    1998    1997    1996
                                                          --------------------------------------------------------
Earnings:
Net income (loss)                                            $ (292)      $(3,483)  $  788  $  729  $  768  $  755
Adjustments for minority interest
  in losses of less than 100% owned
  affiliates and the Company's
  equity in undistributed income
  (losses) of less than 50% owned
  affiliates                                                      -             -        -       -       -       3
Income tax expense                                             (200)       (2,154)     648     629     609     555
Net fixed charges                                               481           648      637     673     628     683
                                                              -----        ------    -----   -----   -----   -----
Total Earnings                                                  (11)       (4,989)   2,073   2,031   2,005   1,996
                                                              =====         =====    =====   =====   =====   =====
Fixed Charges:
Interest on short-term
  borrowings and long-term debt, net                            462           616      604     635     586     649
Interest on capital leases                                        1             2        3       2       2       3
AFUDC debt                                                        6             6        7      12      17       8
Earnings required to cover the
  preferred stock dividend and
  preferred security distribution
  requirements of majority owned                                 12            24       24      24      24      24
  trust                                                       -----        ------    -----   -----   -----   -----
Total Fixed Charges                                             481           648      638     673     629     684
                                                              =====        ======    =====   =====   =====   =====
Preferred Stock Dividends:
Tax deductible dividends                                          4             9        9       9      10      10
Pretax earnings required to cover
  non-tax deductible preferred
  stock dividend requirements                                    14            27       27      31      39      39
                                                              -----        ------    -----   -----   -----   -----
Total Preferred Stock Dividends                                  18            36       36      40      49      49
                                                              -----        ------    -----   -----   -----   -----
Total Combined Fixed Charges and
  Preferred Stock Dividends                                  $  499       $   684   $  674  $  713  $  678  $  733
                                                              =====        ======    =====   =====   =====   =====
Ratios of Earnings to Combined
  Fixed and Preferred Stock                                   (0.02)(1)    (7.29)(1)  3.08    2.85    2.96    2.72
  Dividend                                                    =====        =====     =====   =====   =====   =====

Note:

For the purpose of computing Pacific Gas and Electric Company's ratios of earnings to combined fixed charges and preferred stock dividends, "earnings" represent net income adjusted for the minority interest in losses of less than 100% owned affiliates, cash distributions from and equity in undistributed income or loss of Pacific Gas and Electric Company's less than 50% owned affiliates, income taxes and fixed charges (excluding capitalized interest). "Fixed charges" include interest on long-term debt and short-term borrowings (including a representative portion of rental expense), amortization of bond premium, discount and expense, interest on capital leases, interest of subordinated debentures held by trust, and earnings required to cover the preferred stock dividend requirements of majority owned subsidiaries. "Preferred stock dividends" represent pretax earnings, which would be required to cover such dividend requirements.

(1) The ratio of earnings to combined fixed charges and preferred stock dividends indicates a deficiency of less than one-to-one coverage aggregating $510 million for the six months ended June 30,2001, and $5,673 million for the twelve months ended December 31,2000.